Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 4 to Registration Statement No. 333-191185 on Form N-1A of our report dated May 28, 2015, relating to the financial statements and financial highlights of Gottex Endowment Strategy Fund, a series of Gottex Trust, appearing in the Annual Report on Form N-CSR of Gottex Trust for the year ended March 31, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts

July 29, 2015